Exhibit T3B.27

MODIFICATION NO. ONE TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

CBL LOUISVILLE MEMBER. LLC

THIS MODIFICATION NO. ONE TO LIMITED LIABILITY COMPANY AGREEMENT is made and entered into to be effective as of November 24, 2014, by CBL & Associates Limited Partnership, a Delaware limited partnership (herein referred to as the “Member”).

WITNESSETH:

WHEREAS, CBL Louisville Member, LLC, a Delaware limited liability company (the “Company”), is governed by that certain Limited Liability Company Agreement dated as of February 13, 2013 (the “Agreement”);

WHEREAS, as set out in Exhibit “A” to the Agreement, the Company owns 75% of the membership interest in Louisville Outlet Shoppes, LLC, a Delaware limited liability company (“Louisville Outlet”);

WHEREAS, pursuant to that certain Modification No. One to Amended and Restated Limited Liability Company Agreement of Louisville Outlet dated August 27, 2013, Horizon Louisville Outlets, LLC exercised its right to subscribe for an additional Membership Interest in Louisville Outlet and the Company now owns 65% membership interest in Louisville Outlet;

WHEREAS, Louisville Outlet formed Bluegrass Outlet Shoppes CMBS, LLC, a Delaware limited liability company (“Bluegrass CMBS”), by the filing of that certain Certificate of Formation of Bluegrass CMBS with the Secretary of State of the State of Delaware on October 28, 2014;

WHEREAS, Louisville Outlet owns certain tracts of real property located in Simpsonville, Shelby County, Kentucky, commonly known as The Outlet Shoppes of the Bluegrass (the “Property”);

WHEREAS, on the date hereof Louisville Outlet conveyed to Bluegrass CMBS Tracts 2, 3, 4, 5, 6 and 7 of the Property as more particularly set forth on Exhibit “A” hereto; and

WHEREAS, in connection with the change of membership interest in Louisville Outlet and the change in property ownership for Louisville Outlet, the Member desires to modify the Agreement to memorialize the change in the assets owned by the Company as set forth on Exhibit “A” thereto.

NOW, THEREFORE, the Member does hereby modify and amend the Agreement as follows:

1.        Exhibit “A”. Exhibit “A” attached hereto is hereby substituted in lieu of Exhibit “A” attached to the Agreement.

2.        Except as herein modified, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Modification No. One is executed effective as of the date first set forth above.

MEMBER:

CBL & ASSOCIATES LIMITED PARTNERSHIP

By:	CBL Holdings I, Inc., its sole general partner

By:
Jeffery V. Curry
Chief Legal Officer

Legal

EXHIBIT “A”

TO MODIFICATION NO. ONE TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

CBL LOUISVILLE MEMBER, LLC

65% membership interest in Louisville Outlet Shoppes, LLC, a Delaware limited liability company, which owns the following:

(i) Tracts 1 and 11 of the Amended Final Planned Unit Development Plan of that certain retail shopping center located in Simpsonville, Shelby County, Kentucky, and known as “The Outlet Shoppes of the Bluegrass.”

(ii) One Hundred Percent (100%) membership interest in Bluegrass Outlet Shoppes CMBS, LLC, a Delaware limited liability company, which owns Tracts 2, 3, 4, 5, 6 and 7 as shown on the Amended Final Planned Unit Development Plan of that certain retail shopping center located in Simpsonville, Shelby County, Kentucky, and known as “The Outlet Shoppes of the Bluegrass.”

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